Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901
Telephone: (203) 975-7110
Fax: (203) 975-7902
Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES COMPLETION OF AMENDMENT TO

SENIOR SECURED CREDIT FACILITY

STAMFORD, CT, May 30, 2018 — Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, announced today that it completed an amendment to its existing senior secured credit facility which extends the maturity dates by approximately fourteen months for its senior secured credit facility, lowers the margin on borrowings under its senior secured credit facility and provides the Company with additional flexibility with regard to its strategic initiatives.

“We are pleased to announce an amendment to our senior secured credit facility, capitalizing on favorable credit markets,” said Bob Lewis, Executive Vice President and Chief Financial Officer. “The amendment provides us with more favorable pricing, extends maturities and provides additional flexibility, leaving us well positioned to continue to pursue our strategic initiatives,” concluded Mr. Lewis.

The amendment extends the maturity date for term loans under the senior secured credit facility until May 30, 2024 and the maturity date for the revolving loan facility under the senior secured credit facility until May 30, 2023. The amendment also lowers the margin on borrowings under the senior secured credit facility generally by 25 to 50 basis points

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SILGAN HOLDINGS

May 30, 2018

depending upon the Company’s leverage ratio as provided in the amendment. Initially, for term loans and revolving loans maintained as Eurodollar Rate or CDOR Rate loans the margin will be 1.50% and for term loans and revolving loans maintained as base rate or prime rate loans the margin will be 0.50%. The margins for term loans and revolving loans are subject to adjustment quarterly based upon the Company’s leverage ratio beginning no sooner than July 1, 2018.

The impact of the amendment to the senior secured credit facility on the Company’s full year 2018 earnings estimate is not expected to be significant.

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Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.1 billion in 2017. Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2017 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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